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Exhibit 8.2

[Letterhead of Haynes and Boone LLP]

July 18, 2014
OmniAmerican Bancorp, Inc.
1320 South University Drive
Fort Worth, Texas 76107
Ladies and Gentlemen:

        We have acted as tax counsel to OmniAmerican Bancorp, Inc., a Maryland corporation (the "Company"), in connection with the merger of Omega Merger Sub, Inc., a Maryland corporation (the "Merger Subsidiary"), with and into the Company (the "First Merger"), with the Company as the surviving corporation. Immediately following the First Merger, the Company will merge with and into Southside Bancshares, Inc., a Texas corporation and the sole shareholder of Merger Subsidiary ("Parent"), with Parent as the surviving corporation (the "Second Merger," collectively with the First Merger, the "Mergers"). We render this opinion to you pursuant to Section 7.3(d) of that certain Agreement and Plan of Merger, dated as of April 28, 2014, by and among the Company, Parent, and the Merger Subsidiary (the "Agreement"). Except as otherwise defined herein, capitalized terms that are used herein have the definitions that are set forth in the Agreement.

        For purposes of this opinion, we have examined and relied upon the Agreement, the information contained in the related Registration Statement on Form S-4 (as amended, the "Form S-4") filed by Parent with the Securities and Exchange Commission on June 16, 2014, as amended by Amendment No. 1 to the Registration Statement on Form S-4 ("Amendment No. 1") that was filed by Parent with the Securities and Exchange Commission on the date hereof, the letters of representation from the Company and from the Parent to us and Alston & Bird LLP, special counsel to the Parent, both delivered to us for purposes of this opinion (the "Representation Letters"), and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

  (1)
  The Mergers will be consummated pursuant to and in accordance with the terms of the Agreement and as described in the Form S-4 and Amendment No. 1;

  (2)
  The factual statements and representations contained in the Representation Letters will be true, complete and correct at all times, including the Effective Time and the Second Effective Time, and any representations contained therein or in the Agreement to the best of the representing party's knowledge, based on the belief of or similarly qualified, are true, complete and correct and will remain true, complete and correct at all times, including the Effective Time and the Second Effective Time, in each case without such qualification; and

  (3)
  Any and all obligations, covenants and agreements contained in the Agreement or any other documents reviewed by us have been complied with or will continue to be complied with in accordance with their terms.

        On the basis of the foregoing and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that the Mergers will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

        This opinion is limited to and based upon the federal income tax laws of the United States as in effect as of the date hereof, which may be subject to change, possibly with a retroactive effect, and does not purport to discuss the consequences or effectiveness of the Mergers under any other laws.

        We hereby consent to the filing of this opinion of counsel as Exhibit 8.2 to Amendment No. 1 and to the reference to us in Amendment No. 1. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Haynes and Boone, LLP Haynes and Boone, LLP

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  Exhibit 8.2
[Letterhead of Haynes and Boone LLP]